Exhibit B
                           CHANGE-OF-CONTROL AGREEMENT

      AGREEMENT by and between DIANON SYSTEMS, INC., a Delaware Corporation (the "Company"), and DAVID R. SCHREIBER (the "Executive"), dated as of the 24th day of April 2000.

      The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1.    CERTAIN DEFINITIONS.

            (a) "Accrued Obligations" shall mean (i) the Executive's base salary through the Date of Termination (as defined below) to the extent not theretofore paid, (ii) the Executive's annual bonus for the most recently completed fiscal year to the extent not theretofore paid and (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company as of the Date of Termination.

            (b) "Annual Base Salary" shall mean the highest annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs.

            (c) "Annual Bonus" shall mean the amount of any bonus awarded under the Company's management incentive compensation program for the fiscal year preceding the Effective Date.

            (d) "Change of Control Period" shall mean the period commencing on the Effective Date and ending on the second anniversary of such date.

            (e) "Effective Date" shall mean the date on which a Change of Control occurs; provided that the Executive is employed on that date.

      2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

            (a) any acquisition or series of acquisitions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that (A) any acquisition by the Company or any of its subsidiaries, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall not constitute a Change of Control; or

            (b) individuals who as of April __, 2000, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual becoming a director subsequent to April __, 2000, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board; or

            (c) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation.

      3.    TERMINATION OF EMPLOYMENT.

            (a) CAUSE. The Company may terminate the Executive's employment during the Change of Control Period for "Cause." For purposes of this Agreement, "Cause" means Executive's (i) gross negligence, (ii) insubordination, or (iii) willful misconduct.

            (b) GOOD REASON. The Executive's employment may be terminated during the Change of Control Period by the Executive for "Good Reason." For purposes of this

      Agreement, "Good Reason" means

                  (i) the assignment to the Executive of any responsibilities or duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities at any time during the 90-day period immediately preceding the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

                  (ii) any failure by the Company to continue paying any
            compensation or providing any benefits which the Executive was entitled to receive during the 90-day period immediately preceding the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

                  (iii) the Company requiring the Executive to be based at any office or location other than the location where the Executive was employed immediately preceding the Effective Date or any office or location more than 10 miles from such location or, requiring the Executive to travel away from his or her office in the course of discharging responsibilities or duties in a manner which is inappropriate for the performance of the Executive's duties hereunder and which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Change of Control;

                  (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (v) any failure by any successor to the Company to comply with and satisfy Section 12(c) of this Agreement, provided that such successor has received at least ten (10) days prior written notice from the Company or the Executive of the requirements of Section 12(c) of this Agreement.

For the purposes of this Section 3(b), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

            (c) NOTICE OF TERMINATION. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by "Notice of Termination" to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).
      The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (d) DATE OF TERMINATION. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination.

      4.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            (a) CAUSE. If the Executive's employment shall be terminated for Cause during the Change of Control Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations through the Date of Termination. If the Executive terminates employment during the Change of Control Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive at the option of the Company, either (x) in a lump sum in cash within 30 days of the Date of Termination, or (y) in twelve equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination.

            (b) GOOD REASON. If, during the Change of Control Period, the Company shall terminate the Executive's employment other than for Cause, or the Executive shall terminate employment under this Agreement for Good
      Reason:

                  (i) the Company shall pay to the Executive the sum of the
            following amounts in a one lump sum in cash payment within 30 days of the Date of Termination.

                         A. all Accrued Obligations; and

                         B. three times the Executive's  Annual Base Salary;
                  and

                         C. three times the Executive's Annual Bonus; and

                  (ii) on the Date of Termination, the Executive and the Company
            will enter into a mutually acceptable consulting agreement pursuant to which the Executive will act as a consultant to the Company, as reasonably requested by the Company, for a period of one year from the Date of Termination, but in no event more than six days per month; and

                  (iii) the Company shall pay the Executive up to $10,000 for executive outplacement services utilized by the Executive upon the receipt by the Company of written receipts or other appropriate documentation; and

                  (iv) for one year following the Date Of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and, where applicable, the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies provided by the Company and its affiliated companies (including, without limitation, an automobile allowance and medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) during the 90-day period immediately preceding the Effective Date; provided, however, that if the Executive becomes employed elsewhere during the one year period following the Date of Termination and is thereby afforded comparable insurance and welfare benefits, the Company's obligation to continue providing the Executive with such benefits shall cease or be correspondingly reduced, as the case may be; and

                  (v) All outstanding stock options held by the Executive
            pursuant to any Company stock option plan shall immediately become vested and exercisable as to all or any part of the shares covered thereby, with the Executive being able to exercise his or her stock options within a period of three months following the Date of Termination or such longer period as may be permitted under Executive's stock option agreements.

The amounts required to be paid under this Section 4(b) shall be reduced by any other amount of severance (i.e., relating solely to salary or bonus continuation or actual or deemed pension or insurance continuation) received by the Executive upon such termination of employment under any severance plan, policy or arrangement of the Company applicable to the Executive or a group of employees of the Company, including the Executive, and applicable without regard to the occurrence of a Change of Control prior to such termination of employment. The amounts payable to the Executive pursuant to this Agreement will not be subject to any requirement of mitigation, nor, except as specifically set forth herein, will they be offset or otherwise reduced by reason of the Executive's receipt of compensation from any source other than the Company.

      5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

      6. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, except as provided in the last sentence of Section 4(b), shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur, including the costs and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any content by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"); provided that the Executive's claim is not determined by a court of competent jurisdiction or an arbitrator to be frivolous or otherwise entirely without merit.

      7. RELEASE. Upon fulfillment of the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, the Executive fully and unconditionally releases and discharges all claims and causes of action which the Executive or his or her heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have against the Company and any of its affiliated companies on account of any claims and causes of action arising out of or relating to this Agreement, any other document relating hereto or delivered in connection with the transactions contemplated hereby.

      8.    CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

            (a) If the Executive is to receive any payment or benefit under this Agreement, any other agreement between the Company and Executive or any employee benefit plan maintained by the Company (the "Payments") which payment or benefit subject to the excise tax imposed by Section 4999 of the Code, or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay the Executive an additional cash amount (the "Gross-Up") such that the net amount retained by the Executive after the payment of any Excise Tax on the Payments and the federal income tax and Excise Tax on any amounts paid under this section shall be equal to the Payments. The Gross-Up shall not include the amount of state or federal income tax owed by the Executive on the amount of the Payments, excluding any state or federal income tax on the Gross-Up.

            (b) For purposes of determining the Gross-Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross-Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive. The Gross-Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum payment within [30 days] of such computation. If such opinion is not finally accepted by the Internal Revenue Service, upon audit or otherwise, then appropriate adjustments shall be computed (without interest, but with Gross-Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined. Any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by the Company in cash in a lump sum payment within [30 days] of such computation, or any amount due the Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum payment within [30 days] of such computation.

      9. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

      10. PUBLIC ANNOUNCEMENTS. The Executive shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company or any of its affiliated companies, this Agreement or the transactions contemplated hereby, and the Executive shall not issue any such press release or make any such public statement without the prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

      11. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in New York City pursuant to the labor rules of the American Arbitration Association or any successor organization. Any award rendered thereunder shall be final, conclusive and binding on the parties. Subject to the provisions of Section 8 hereof, each party shall pay one-half of all costs and expenses of any arbitration proceeding brought pursuant to this Section, and each party shall pay its own attorneys' fees and expenses.

      12.   SUCCESSORS.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      13.   MISCELLANEOUS.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                        If to the Executive:

                        David R. Schreiber
                        15 Trotters Lane
                        Monroe, Connecticut 06468

                        If to the Company:

                        Dianon Systems, Inc.
                        200 Watson Boulevard
                        Stratford, Connecticut 06615
                        (ATTN:  General Counsel)

      or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first stated above.




                                          DIANON Systems, Inc.


 /s/ David R.Schreiber                    By:   /s/ G.S. Beckwith Gilbert
----------------------                        -----------------------------
David R. Schreiber                            Name: G.S. Beckwith Gilbert


                                              Chairman, Executive Committee
                                              ------------------------------
                                              Title: